Exhibit 3.2.2

SECOND AMENDMENT TO BYLAWS

OF

BALLANTYNE OF OMAHA, INC.

The Bylaws of Ballantyne of Omaha, Inc., a Delaware corporation, are hereby amended as follows:

1.           Article 2.  Board of Directors.  The following Article 2, Board of Directors, Section 4, Special Meetings, is amended to read as follows:

“Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, by two or more Directors then in office, and shall be held at such place, on such date, and at such time as they or he or she shall fix.  Notice of the place, date and time of each such special meeting shall be given each Director by whom it is not waived, by mailing written notice not less than five (5) days before the meeting, or by telephone, or by telegraphing or telexing or by electronic transmission or by facsimile transmission of the same not less than 24 hours before the meeting.  Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.”

      Dated as of the 19th day of January, 2006.

BALLANTYNE OF OMAHA, INC.

	By:	/s/ John Wilmers
John Wilmers, President

ATTEST:

/s/ Brad French
Brad French, Secretary